Exhibit 4.16

                            SHARE PURCHASE AGREEMENT

between

1.   Baumwall  "7"   Einhundertachtundachtzigste   Verwaltungsgesellschaft   mbH
     registered in Hamburg under Number HRB 85989

                                                 - hereinafter the "Purchaser"-,

and

2. Electra European Fund (LP), Alexander House, PO Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey, registered in the register of limited partnerships of the Island of Guernsey under Number 140

                                                     - hereinafter the "Funds"-,

and

3. Bates Deutschland Holding GmbH, Hanauer Landstrasse 287, 60314 Frankfurt am Main, registered in the commercial register of the local court of Frankfurt am Main under HR B 8508

                                                    - hereinafter the "Seller"-,

and

4. Cordiant Communications Group plc, (Registered No. 1320869) a public limited liability company with its registered office at 1-5 Midford Place, London W1T 5BH, England

                                                   -    hereinafter "Cordiant"-,

                                      - collectively hereinafter the "Parties"-,



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                                       -2-


                                  Definitions

In this document the following terms shall have the following meanings:

     "Additional Purchase Price" shall mean the amount of EUR 1,461,191;

     "Agreement" means this Share Purchase Agreement including all exhibits and schedules;

     "Business Day" means any day other than (i) Saturday or Sunday or (ii) any other day on which banking institutions are authorized or required by law to remain closed in Berlin or in London;

     "Circular" means the Circular to shareholders of Cordiant referred to in para. 5 of Section 2;

     "Closing Date" means the date when the Initial Purchase Price has been paid in full;

     "Company"  means SCHOLZ & FRIENDS AG, Berlin,  a German Stock  Corporation,
     registered   in  the   commercial   register   of  the   local   court   of
     Berlin-Charlottenburg under HR B 74085;

     "Company Financial Statements" means the annual financial statements for the Company prepared in accordance with German law and accounting standards
     (HGB) as audited and opined on by KPMG;

     "Company Shares" means all shares of the capital of SCHOLZ & FRIENDS AG;

     "Consolidated Financial Statements" means the consolidated annual financial
     statements   for  the  Company   and  its   subsidiaries   prepared   under
     International Accounting Standards as audited and opined on by KPMG;

     "Cordiant's Knowledge" means the knowledge of Mr. David Hearn. Mr. Andrew Boland and Mr. Michael Bungey;

     "Cordiant Group" means Cordiant and its subsidiaries other than the Group;

     "EBITA"  means the  consolidated  earnings  before  interest,  taxation and
     amortisation  of  the  Group  as  shown  in  the   Consolidated   Financial
     Statements, prepared under



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                                       -3-

     International Accounting Standards, and adjusted to reflect UK GAAP as stated under Cordiant's UK accounting policies, calculated on a consistent basis with the accounting policies and practices used in preparing the equivalent 2002 comparatives as set out and explained in schedule 4.4, as adjusted to exclude any one-off charges or income provided that such one-off charges or income are not individually less than EUR100,000;

     "Effective Date" means the date defined in Section 2 para. 9;

     "Electra Europe" means Electra Europe GmbH & Co. KG, An der Hauptwache 5, 60313 Frankfurt am Main, registered in the commercial register of the local district court at Frankfurt am Main under HR A 29983;

     "EURO Loan Facility" means the loan facility granted by Cordiant Holdings GmbH to Scholz & Friends Group GmbH pursuant to an agreement dated 1 June 2001, as amended, a copy of which is attached to this Agreement as Exhibit C the balance of which at 31 May 2003 is EUR 2,878,617.28 plus accrued interest for April and May 2003 totalling EUR 21,949.00, with further interest accruing at the rate of 3 months EURIBOR plus two percent per annum, payable quarterly;

     "GBP Term Loan Agreement" means the loan to be granted by Bates UK Limited to Scholz & Friends London Limited on the Closing Date, in the form attached to this Agreement as Exhibit D, replacing the current intercompany Overdraft Facility Agreement dated 9 April 2003;

     "Group" means the Company and its direct and indirect subsidiaries;

     "Group Structure Chart" means the structure chart of the Group attached to this Agreement at Exhibit A;

     "Initial Purchase Price" means the amount set out in Section 4 para. 1 of this Agreement;

     "KPMG"  means  KPMG  Deutsche   Treuhand-Gessellschaft   Aktiengesellschaft
     Wirtschaftsprufungsgesellschaft, Ludwig-Erhard Strasse 11, 20459 Hamburg;

     "KPMG Certificate" means the certificate to be delivered by KPMG pursuant to Section 4 para. 4 of this Agreement;

     "Lender Approval" has the meaning defined in Section 2 para. 5;



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                                     -4-

     "LIBOR" means three months London Interbank Offered Rate of Euro as determined by the British Bankers Association.

     "Management Protocol" means the Management Protocol the agreed from of which dated 23 April 2003 is attached hereto as Exhibit B;

     "Management  Team"  means  Thomas  Heilman,   Sebastian  Turner,  Christian
     Tiedemann and those senior managers of the Group who, by virtue of their position, are [illegible] hereunder.

     "Party" means either the Purchaser, the Funds, Cordiant or the Seller;

     "Parties" means collectively the Purchaser, the Funds, Cordiant and the Seller.

     "Public Duties" means collectively all obligations with regard to taxes, social security contributions ("Sozialversicherungsbeitrage") and other public levies (Abschopfungen"), charges ("Gebuhren"), contributions (Beitrage"), other duties ("Sonstige Abgaben"), membership dues (e.g. payments to the Pension Security Association ("Pensionssicherungsverin"), tax deductions at source (Steuerabzugsbertrage), supplementary claims (Nebenforderungen), surcharges (Zuschlage), duties (Zolle), interest (Zinsen) on taxes due for payment, and fines and additions (Geldbussen, Strafen and Zuschlage) and similar obligations;

     "Repayment Date" shall mean the date defined in Section 5 para. 1 of this Agreement;

     "Revenues" means the consolidated revenues of the Group shown in the Consolidated Financial Statements, prepared under International Accounting Standards, and adjusted to reflect UK GAAP as stated under Cordiant's UK accounting policies, calculated on a consistent basis with the accounting policies and practices used in preparing the equivalent 2002 comparatives as set out and explained in schedule 4.4;

     "Shareholder Approval" has the meaning defined in Section 2 para. 5

     "Shareholder Loans" means collectively the GBP Term Loan Agreement and the EURO Loan Facility;

     "Shares" means 16,589,000 non-par value bearer shares of SCHOLZ & FRIENDS AG ;



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                                      -5-

     "Signing Date" means the date when all parties have signed this Agreement;

     "UK Listing Rules" means the listing rules made by the UK Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000 of the United Kingdom as amended from time to time.



                                    Section 1
                            Subject of the Agreement

1. The Seller is a shareholder of the Company. The share capital of the Company amounts to nominal EUR 21, 460,000 and is divided into 21,460,000 non-par value bearer shares (nennwertlose Inhaber-Stuckaktien). The Company Shares are listed at the General Standard as part of Geregelter Markt of Frankfurter Wertpapierborse (WKN 697280/ISIN DE0006972805).

2. The Seller holds 16,589,000 shares in the Company deposited at ABN Amro Bank Deutschland AG (depository number 8040118/700), which shall be sold and transferred to the Purchaser subject to the terms and conditions of this Agreement.



                                   Section 2
                          Sale and Transfer of Shares

1. The Seller hereby sells and transfers (ubereignet) the Shares to the Purchaser. The Purchaser accepts the sale and the transfer of the Shares. Such sale and transfer shall encompass any and all rights resulting from the Shares, especially any profit participation rights (Gewinnbezugsrechte) for the current business year. On the Signing Date the Seller shall transfer the Shares to a blocked deposit (Sperrdepot) at Hamburger Landesbank to be held there until the Closing Date and to be released to the Purchaser thereupon.

2. Subject to para. 6 of this Section, in order to effect the transfer of the Shares, the Seller herewith assigns its claims for return (Herausgabeanspruche) of the Shares against (i) Clearstream Banking AG, Frankfurt as general securities depository (Girosammelverwahrstelle) and
     (ii) ABN Amro Bank Deutschland AG as depository bank (Depotbank), to the Purchaser, including but not limited to claims for return according to Sections 7 and 8 of the German Depositary Act (Depotgesetz).



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                                      -6-

3. The Purchaser has arranged a deposit of securities (Wertpapierdepot) at a financial institution (Kreditinstitut), which itself has a deposit of securities at Clearstream Banking AG. The Seller shall instruct its depository bank by means of a separate declaration (i) to notify the transfer of the Shares to Clearstream Banking AG and (ii) to transfer the Shares on the date the Initial Purchase Price is paid (Closing Date) by means of a securities transfer (Verfahren des Wertpapierubertrages) to the deposit of securities of the Purchaser's depository bank at Clearstream Banking AG.

4. The sale and transfer (including the obligations under Sections 5 and 11 of this Agreement) shall be subject to [illegible] conditions a), b) or c);
     (ii) the first to occur of the following conditions d), e) or f); and (iii) the first to occur of the following conditions h), i), or j):

     a) Expiry of a period of one month after the Purchaser has notified the acquisition of the Shares to the German Federal Cartel Office (Bundeskartellamf) as a merger pursuant to Section 39 of the German Act against Restraints of Competition unless, prior to the expiry of such period, the German Federal Cartel Office prohibits the merger or notifies that it has initiated an evaluation of the merger.

     b) Written confirmation given by the German Federal Cartel Office that the acquisition of the Shares by the Purchaser shall not qualify for a prohibition according to Section 36 para. 1 of the German Act against Restraints of Competition.

     c) Expiry of a period of four months after the Purchaser has notified the acquisition of the Shares with the German Federal Cartel Office as a merger, unless the German Federal Cartel Office prohibits the merger.

     d) Expiry of a period of four seeks after both, the Austrian Federal Competition Agency and the Austrian Federal Cartel Attorney, have received the notification of the acquisition of shares under the Austrian Cartel Act.

     e) Written confirmation from the Austrian Cartel Court that the acquisition of shares by the Purchaser is not deemed a concentration in the sense of Section 41 of the Austrian Cartel Act or written confirmation that the transaction does not qualify for prohibition under the Austrian Cartel Act or that the merger does not qualify for prohibition under the Austrian Cartel subject to terms and conditions which are satisfactory to the Purchaser acting reasonably provided that the Purchaser shall be obliged to accept any term or condition which is not material.

     f) Expiry of a period of five months after the Austrian Cartel Court received the notification of the acquisition of the Shares, unless the Austrian Cartel Court prohibits the transaction within that period.

     h) Expiry of a period of one month after the date on which the Irish Competition Authority receives a complete notification of the acquisition of the Shares unless, prior to the expiry of such period the Irish Competition Authority prohibits the transaction or sends notice to the parties that a full investigation is necessary in order to [illegible] competition.

     i) Written Confirmation from the Irish Competition Authority that the acquisition of Shares by the Purchaser does not qualify for a prohibition under the Irish Competition Act of 2002.

     j) Expiry of a period of four months after the date on which the Irish Competition Authority receives a complete notification of the acquisition of the Shares, unless prior to the expiry of such period, the Irish Competition Authority prohibits the envisaged transaction.

     The Purchaser is entitled to waive the  conditions  specified in paragraphs
     h), i) and j) above.

     Upon signing of this Agreement, the Seller and the Purchaser shall jointly prepare the notification letters regarding the sale of the Shares and undertake all reasonable efforts necessary or useful to obtain merger clearance, and shall in particular submit all required information to the relevant authorities. The Purchaser may withdraw from this Agreement within a period of one month from prohibition by the relevant authorities of the acquisition of the Shares by the Purchaser or upon clearance subject to conditions and/or obligations that are unacceptable to the Purchaser acting as a reasonable purchaser in the context of all of the Purchaser's circumstances.

5. The sale and transfer (including the obligations under Section 5 and 11 of this Agreement) shall also be subject to the condition precedent that Cordiant's shareholders in general meeting shall, if required by the UK listing authority, have passed a resolution to approve the sale and transfer (the "Shareholder Approval"). Cordiant shall use its reasonable endeavours (subject always to the fiduciary duties of its directors) to procure the satisfaction of this condition no later than 15 July 2003.

     The Purchaser shall promptly provide to Cordiant such information and cooperation as may be reasonably requested by Cordiant to prepare a circular to its shareholders for the purposes of convening a general meeting to obtain the Shareholder Approval. Cordiant shall afford the Purchaser and its professional advisers a reasonable opportunity prior to publication of the Circular to review and comment on those portions of the draft Circular which relate to the Purchaser, the terms of this Agreement and the matters contemplated by this Agreement and shall endeavour in good faith to accommodate any reasonable comments made in a [illegible] obligations of Cordiant under the UK Listing Rules, the City Code on Takeovers and Mergers and all applicable laws and regulations, and to the fiduciary duties of the Cordiant directors.

     The sale and transfer (including the obligations under Section 5 and 11 of this Agreement) shall also be subject to the condition precedent that Cordiant confirms in writing to the Purchaser that its lenders have approved the sale and transfer of the Shares and that no member of the Group has any liability for the indebtedness of any member of the Cordiant Group (the "Lender Approval") and in the case of any such liability referred to on Schedule 13.5, evidence to the reasonable satisfaction of the Purchaser that such liability has been released, it being understood that Cordiant shall use its best efforts (subject always to the fiduciary duties of its directors) to procure the satisfaction of this condition.

6.   The sale and transfer  (including the obligations under Section 5 and 11 of
     this  Agreement)  shall  also  be  subject  to  the  following   conditions
     precedent:

     a) The Seller and Cordiant shall have fully performed and complied with all covenants and other obligations required to be performed or complied by them pursuant to this Agreement on or by Closing Date and which are material in the context of the sale and transfer hereunder;

     b) Cordiant shall have received evidence reasonably acceptable to Cordiant that (i) Mr. Christian Tiedemann has waived all of his rights under the Option Agreement dated 20 December 2001 with the Seller and
          (ii) Mr. Peter Schoning has waived all of his rights under the Option Agreement dated 20 December 2001 with the Seller upon the terms of the agreements attached as Schedule 2;

     c) Bates UK Limited and Scholz & Friends London Limited shall have executed the GBP Term Loan Agreement and those companies and Scholz

          & Friends Group GmbH having agreed in the same document to terminate the Intercompany overdraft facility dated 9 April 2003 and confirmed that no amounts remain payable under such facility.

7. If the conditions specified in paragraphs 5 and 6 above have not been satisfied by 15 July 2003, or in the case of the conditions specified in para. 6 a) and c), satisfied or waived by the Purchaser, this Agreement (except for para. 10 of this Section and Sections 9, 10 and 12) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement. Cordiant shall notify the Purchaser in writing of the satisfaction of the conditions specified in paragraphs 5 and 6 lit. b) above. The Purchaser shall be entitled to waive the condition contained in paragraphs 6 lit. a) above and shall also be entitled to waive the condition contained in paragraph 6 lit. c) if the companies referred to therein do not execute the Term Loan Agreement by 15 July 2003.

8. The transfer of the Shares shall furthermore be subject to the condition precedent that the Initial Purchase Price has been fully paid.

9. The Effective Date shall be the day on which all conditions in para. 4, 5 and 6 have been fulfilled or waived where permitted.

10. If any required Shareholder Approval or Lender Approval is not obtained by Cordiant on or before 15 July 2003, or this Agreement is not completed due to the breach of Cordiant or the Seller of their respective obligations under this Agreement, Cordiant shall pay to the Funds (or as the Funds shall direct) a break-up fee of EUR 750,000 plus VAT, if applicable, within ten Business Days of written demand from the Funds.



                                   Section 3
           Duties of the parties between Signing Date and Closing Date

1. Between the Signing Date and the Closing Date the Seller shall not consent to any amendment of the articles of association of the Company, especially any capital increase, unless agreed by the Purchaser in writing prior to such amendment.

2. Furthermore, between the Signing Date and the Closing Date the Seller shall not consent to any change in the composition of the Supervisory Board, unless agreed by the Purchaser in writing prior to such consent.

3. The Seller, insofar as it is able in its capacity as a shareholder of the Company, shall insure that each member of the Group shall not, between the Signing Date and the Closing Date:

     (i)    declare, pay or make a dividend or distribution; or

     (ii)   pass a shareholder's resolution

     without the prior written consent of the Purchaser.



                                   Section 4
                                 Purchase Price

1. The Initial Purchase Price shall be EUR 22,404,934 (in words: Euro twenty two million four hundred and four thousand nine hundred and thirty-four).

2. The Initial Purchase Price shall be due and payable five Business Days after the Effective Date, provided that Cordiant has delivered the written notification referred to in Section 2 para. 7. If payment of the Initial Purchase Price has not been made within ten Business Days after the Effective Date (the "Payment Period"), Cordiant and the Seller shall have the right (i) to claim compensation by way of damages from the Purchaser or
     (ii) to rescind this Agreement, provided that Cordiant shall have informed the Purchaser in writing of its intention to rescind the Agreement in case of non-payment of the Initial Purchase Price during the Payment Period. Moreover, the Seller shall have the right to claim default interest according to Sec. 288 of the German Civil code (Burgerliches Gesetzbuch).

3. The Purchaser shall instruct its depository bank to place the Initial Purchase Price when due at Clearstream Banking AG's disposal for purpose of money clearing (Geldverrechnungsverkehr).

4. The Purchaser shall pay the Additional Purchase Price to the Seller within five Business Days from receipt by the Purchaser of a certificate issued by KPMG (hereinafter: the "KPMG Certificate") confirming that:

     a) the Revenues for the business year 2003 as calculated using the calculation schedule attached in schedule 4.4 was at least EUR 70.0 million; and

     b) the EBITA for the business year 2003 as calculated using the calculation schedule attached in schedule 4.4 was at least EUR 6.5 million.

          The Additional Purchase Price shall carry Interest at the rate of LIBOR plus one percent per annum from the Closing Date until the date the Additional Purchase Price is paid to the Seller. Such Interest shall be due and payable together with the Additional Purchase Price.

          If the annual general meeting takes place after the Closing Date, the Purchaser shall [illegible] Seller shall procure) that KPMG is mandated by the annual general meeting (Hauptversammlung) of the Company to audit the Consolidated Financial Statements of the Company for the business year 2003. The Purchaser shall procure that all information required for the preparation of such financial statements is delivered to KPMG in due time so as to enable KPMG to finalise the preparation of the Consolidated Financial Statements of the Company for the business year 2003 no later than 31 March 2004. In addition, the Purchaser shall procure that all additional information required by KPMG for preparing the KPMG Certificate is delivered to KPMG without undue delay. Cordiant will pay the reasonable costs agreed with KPMG in preparing the KPMG certificate.



                                   Section 5
                                Shareholder Loans

1. In the event the Shareholder Loans are not repaid in full by the respective borrowers on the Repayment Date the Funds shall procure that the balance of the Shareholder Loans as of the Repayment Date shall be paid to the respective lenders up to a maximum amount of EUR 9,000,000 within five Business Days from the Repayment Date in the respective two currencies, notwithstanding any insolvency, overindebtedness (Uberschuldung), or liquidation of the Company or any of its subsidiaries, plus interest accrued until the date of such payment. The term "Repayment Date" shall mean the earlier of

     a) the date on which the Purchaser has acquired 100% of the Company Shares or gained access to the cash flow of the Company by way of an agreement in the meaning of Section 291 para. 1 of the German Stock Corporation Act or an integration of the Company in the meaning of
          Section 319 para. 1 of the German Stock Corporation Act; or



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                                      -12-

     b)   31 December 2003.

     The Purchaser will use its best efforts to gain access to the cash flow of the Company at the earliest reasonable opportunity after the Closing Date.

2. Subject to para. 1 of this Section, the terms of the loan agreements for the GBP Term Loan Agreement and the Euro Loan Facility shall remain unaffected hereby.

3. Upon repayment of the Shareholder Loans plus accrued interest pursuant to para. 1 of this Section, Cordiant will [illegible] obligations of any member of the Group pursuant to such loan agreements are satisfied in full.



                                   Section 6
                   Representations and Warranties of Cordiant

1. As of the Signing Date Cordiant represents and warrants to the Purchaser the following:

     a) Each member of the Group has been duly established under applicable law and is validly existing and, to the extent the concept exists under the relevant jurisdiction, is in good standing under the laws of its foundation (Grundung). The Group Structure Chart is correct and includes all members of the Group.

     b)   The statements rendered in Section 1 of this Agreement are correct.

     c) Each of the Company and its subsidiaries has unrestricted legal and beneficial title to all of the shareholdings detailed on the Group Structure Chart as owned by it. The Shares, and all shares in any member of the Group held directly or indirectly by the Company, are fully paid in, no capital contribution on any of them has been repaid either directly or indirectly, and they are free and clear of any liens, encumbrances or other rights of third parties. There are no pre-emptive rights, rights of first refusal, options (other than the options referred to in Section 2 para. 6 lit, b) of this Agreement held by Mr. Christian Tiedemann and Mr. Peter Schoning), voting arrangements or other rights of third parties to acquire any of the shares in any member of the Group which are directly or indirectly sold under this Agreement, in each case excluding statutory rights under applicable law.

     d) The Shares are the unrestricted property of the Seller, free from any third party right or claim. No third parties are entitled to exercise option rights or rights of first refusal.

     e) Cordiant may freely dispose of the Shares and therefore does not require any approval by any third party, except as set out in Section 2 para. 5 of this Agreement, nor does such disposal constitute a violation of any third party right or any other rules.

     f) No insolvency proceedings have been instituted by resolution of the competent court pursuant to Sec. 27 para. 1 InsO in respect of the Company, Scholz & Friends Group GmbH, Scholz & Friends Hamburg GmbH or Scholz & Friends Berlin GmbH, nor to the best of Cordiant's knowledge, in respect of any other member of the Group.

     g) No liquidation proceedings pursuant to Sec. 262 para. 1 AktG in respect of the Company, nor to the best of Cordiant's knowledge, in respect of any other member of the Group, have been initiated.

     h) To the best of Cordiant's knowledge, there are no facts that might lead to the termination of material contracts or departure of key personnel of any member of the Group.

     i) To the best of Cordiant's Knowledge, since 31 December 2002 the operations of the Company have been conducted within the ordinary course of business.

     j) All members of the Group have punctually fulfilled all Public Duties due for payment and paid all Public Duties that have become liable to pay. If not yet due, provisions for such Public Duties have been made in the books of the members of the Group, sufficient for the payment of all unpaid Public Duties payable by a member of the Group attributable to all periods ending on or before the Effective Date.

     k) The Company Financial Statements for the business year 2002 have been prepared according to the laws and regulations and pursuant to the generally accepted accounting principles in Germany, considering the continuity principle in Germany. The Consolidated Financial Statements for the business year 2002 have been prepared in accordance with

          International Accounting Standards. The Consolidated Financial Statements for the business year 2002 give a fair and true view of the assets, the financial and profit situation (Vermogens-, Finanz- und Ertragslage) of the Company and its subsidiaries as of 31 December 2002.

2. As of the Closing Date, Cordiant represents and warrants to the Purchaser the following:

     a) The Company has been duly established under applicable law and is [illegible] (Grundung).

     b) The statements rendered in Section 1 of this Agreement are correct subject to any increase in share capital due to the issue of shares in the capital of the Company as a result of the acquisition of deep blue Networks AG or the acquisition of Couch Potatoes Fernsehproduktions GmbH & Co. KG.

     c) The Shares are fully paid in, no capital contribution on any of them has been repaid either directly or indirectly, and they are free and clear of any liens, encumbrances or other rights of third parties. There are no pre-emptive rights, rights of first refusal, options (other than the options referred to in Section 2 para. 6 lit. b) of this Agreement held by Mr. Christian Tiedemann and Mr. Peter Schoning), voting arrangements or other rights of third parties to acquire any of the Shares in each case excluding statutory rights under applicable law.

     d) The Shares are the unrestricted property of the Seller, free from any third party right or claim. No third parties are entitled to exercise option rights or rights of first refusal.

     e) Cordiant may freely dispose of the Shares and therefore does not require any approval by any third party, except as set out in Section 2 para. 5 of this Agreement, nor does such disposal constitute a violation of any third party right or any other rules.

     f) No insolvency proceedings have been instituted by resolution of the competent court pursuant to Sec. 27 para. 1 InsO in respect of the Company. No insolvency proceedings have been instituted by resolution of the competent court pursuant to Sec. 27 para. 1 InsO in respect of Scholz & Friends Group GmbH, Scholz & Friends Hamburg GmbH or Scholz & Friends Berlin GmbH, nor to the best of Cordiant's knowledge in respect of any other member of the Group other than any proceedings which may have been instituted by or at the direction of the Purchaser, the Funds, Electra Europe or any member of the Group.

     g) No liquidation proceedings pursuant to Sec. 262 para. 1 AktG in respect of the Company, nor to the best of Cordiant's knowledge, in respect of any other member of the Group, have been initiated.

     h) The Company Financial Statements for the Business year 2002 have been [illegible] generally accepted accounting principles in Germany, considering the continuity principle in Germany. The Consolidated Financial Statements for the business year 2002 have been prepared in accordance with International Accounting Standards. The Consolidated Financial Statements for the business year 2002 give a fair and true view of the assets, the financial and profit situation (Vermogens-, Finanz- und Ertragslage) of the Company and its subsidiaries as of 31 December 2002.

3. The Purchaser acknowledges that Electra Europe, acting on behalf of the Purchaser has conducted a due diligence review on the Company and the Group, has been granted unlimited access by the Company to certain documents and other materials (the "Data Room"), copies of which have been stored in boxes sealed by a representative of each of the Purchaser and Cordiant which will be kept at the offices of Haarmann Hemmelrath & Partner, Berlin, until all claims of the Purchaser for breach of representations and warranties shall have become time barred in accordance with Section 7 para. 5 of this Agreement. The Purchaser acknowledges that Electra Europe has conducted such due diligence review of the Data Room on behalf of the Purchaser and neither of them knows of any incorrectness or inaccuracy of the statements, representations and warranties in para. 1 of this Section 6 other than in relation to paragraph 1 lit. j) of this
     Section 6. The Purchaser also acknowledges that Electra Europe has been granted unrestricted access to the Management Team and has been supplied by them with such information as has requested concerning the affairs of the Company. Other than in relation to para. 1 lit. j) of this Section 6, no representation or warranty will be deemed to have been given by Cordiant to the extent that information with respect to such representation or warranty was fairly disclosed in a document or other material contained in the Data Room. In addition, no representation or warranty will be deemed to have been given by Cordiant under para. 1 lit. k) or para. 2 lit. h) in respect of any events or facts that were known to a member of the Management Team but not disclosed to the Purchaser, the Funds or Electra Europe, unless Cordiant receives a copy of the Management Protocol, duly signed by Mr. Thomas Heilmann, Mr. Sebastian Turner and Mr. Christian Tiedemann, prior to the Signing Date.

4.   Section 442 and Section 444 of the German Civil Code shall not apply.

5. Any warranty (Gewahrieistung), including any statutory warranty, of the Seller relating to or in connection with the sale of the Shares is hereby excluded.

6. No knowledge or deemed knowledge on the part of the Purchaser, the Funds or Electra Europe shall operate to prevent or reduce a claim pursuant to para. 1 lit. j) of [illegible].



                                   Section 7
                                  Legal Effects

1. In case of a breach of the representations and warranties made in Section 6 of this Agreement the Purchaser may require Cordiant to establish the status that would exist if the statements had been true. This must be completed within a reasonable period of time but not later than three months after such request. If Cordiant shall not establish the status in compliance with the Agreement, or if this not possible, Cordiant shall pay to the Purchaser (or as the Purchaser shall direct) on demand the amount necessary to put the Group into the position which would have existed had such representations and warranties not been breached, together with all costs and expenses incurred by the Purchaser or any member of the Group as a result of such breach. Subject to para. 3 below, in relation to any payment in respect of Public Duties Cordiant shall in any event pay all amounts of Public Duties and taxes not sufficiently provided for in the audited Consolidated Financial Statements.

2. The Purchaser shall in no case be entitled to rescind the Agreement (Rucktritt), to annul this Agreement based on the absence of a material quality, or to rescind or adjust this Agreement based on frustration of contract.

3. In respect of the representations and warranties set out in Section 6 para. 1 lit. j) damages (as established in para. 1) may be claimed only if the individual claim exceeds EURO 2,000 and the aggregate amount of such claims exceeds EURO 50,000. In respect of the representations and warranties set out in Section 6 para. 1 lit. j), the overall liability for damages (as established in para. 1) shall in no event be higher than 50 per cent of the Initial Purchase Price.

4. In respect of all other representations and warranties set out in Section 6 para. 1, damage compensation (as established in para. 1) may be claimed only if the individual claim exceeds EURO 20,000 and the aggregate amount of such claims exceeds EURO 200,000. In respect of these other representations and warranties set out in Section 6 para. 1, the overall liability for damages (as established in para. 1) shall in no event be higher than 50 per cent of the purchase price.

5. All warranty claims of the Purchaser pursuant to Section 6 and this Section 7 with the exception of Section 6 para. 1 lit. j) shall become time barred unless raised within a period of twelve months from the Effective Date. Warranty claims of the [illegible] to each period and each Public Duty payable by any member of the Group unless raised within four weeks after the respective assessments have become final and binding (unabaenderbar) for the competent tax authorities and public duty authorities. If the competent tax authorities and public duty authorities execute a tax field audit (stauerliche AuBenprufung) or public duty authorities' audit (or foreign equivalents) for the periods up to the Closing Date the relevant assessments are those made after the audits. Limitation periods shall be interrupted (unterbrochen) by the first written assertion of the claim by the Purchaser.



                                   Section 8
                       Information and Notice Requirements

1. The Parties will inform each other of any and all circumstances relevant to the implementation of this Agreement and will conduct any legal action necessary for or in furtherance of the implementation of this Agreement.

2. To the extent not already taken care of, the Seller and the Purchaser will secure that the following notices required under German law will be duly filed with the competent authorities:

     a) The Seller will immediately but not later than seven calendar days after the Closing Date notify the Company and the Bundesanstalt fur Finanzdienstleistungsaufsicht, Frankfurt in writing that its shareholding in the Company has moved by sale below 5 per cent of the voting rights, indicating among others its address and the Closing Date (Section 21 para. 1 German Securities Trading Act (Wertpapierhandelsgesetz)).

     b) The Purchaser will immediately but not later than seven calendar days after the Effective Date notify the Company and the Bundesanstalt fur

          Finanzdienstleistungsaufsicht, Frankfurt in writing that it has reached by purchase a shareholding in the Company which exceeds 75 per cent of the voting rights, indicating among others its address and the Effective Date (Section 21 para. 1 German Securities Trading Act (Wertpapierhandelsgesetz).

     c) The Seller and the Purchaser will secure that the Company publishes the notification made in accordance with lit. a) and b) above immediately, at the latest within 9 (nine) calendar days of its receipt, in the German language in [illegible] Party shall be identified in the announcement by name or business name and the state of residence or the registered office (Section 25 para. 1 German Securities Trading Act (Wertpapierhandelsgesetz)).

3. The Seller and Cordiant shall promptly provide to the Purchaser, upon the Purchaser's written request, all information and co-operation as may be reasonably requested by the Purchaser in order to prepare the documentation necessary in the context of the takeover offer (mandatory or voluntary) for the remaining minority shareholdings in the Company pursuant to the provisions of the German Securities Acquisition and Takeover Act
     (Wertpapierubernahmegesetz). The Seller irrevocably undertakes not to accept such takeover offer.



                                   Section 9
                              Mediation/Arbitration

1. The Parties undertake to attempt a good faith compromise prior to commencing arbitration proceedings. Upon request of a Party a mediator can be appointed by mutual agreement who will work with the Parties towards an amicable settlement. The mediator who preferably shall have obtained the qualification to serve as a judge under German law or shall be similarly qualified will determine the course of the mediation proceedings. Each Party is entitled to end the mediation proceedings at any time and commence arbitration proceedings. The Parties will negotiate the costs of the mediator with the mediator. The costs of the mediation proceedings will be divided equally between the Parties, whereas each Party shall bear its own expenses.

2. Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitrators in accordance with the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution fuer Schledsgerichtsbarkeit e.V.)

     without recourse to the ordinary courts of law.

3. Before the arbitration tribunal renders its decision, the persons involved are entitled to be heard. The holding of the arbitration tribunal's decision shall be rendered in writing.

4.   Sections  91  seq.  of  the  German  Civil   Procedure  Rules  (ZPO)  apply
     correspondingly to the costs in connection with arbitration proceedings. The competent arbitrator will also decide the allocation of costs.

5. Arbitration proceedings will be held in Berlin, the language will be English.



                                   Section 10
                                      Costs

Unless this Agreement provides otherwise, each Party shall bear its own costs in connection with the preparation, execution and implementation of this Agreement, including attorneys', tax accountants', certified auditors' fees as well as fees for investment banks and any other advisory fees as well as any costs in connection with any necessary powers of attorney. Cordiant confirms it has agreed separately with the Management Team to pay EUR 85,000 of costs incurred by the Group in relation to the transaction the subject of this Agreement (the "Transaction"). Cordiant confirms that no other costs relating to the Transaction will be charged to any member of the Group.



                                   Section 11
                             Non-solicitation Clause

1. Cordiant shall not, and shall procure that its subsidiaries in the meaning of Section 15 et seq. of the German Stock Corporation Act shall not, solicit for employment any member of senior management of the Group for a period of two years following the Closing Date, other than by means of a recruitment advert in the trade or other press that is not directed specifically at such persons.

2. The Purchaser, Electra Europe and the Funds shall not, and shall procure that its subsidiaries in the meaning of Section 15 et seq. of the German Stock Corporation Act shall not, solicit for employment any member of senior management of Cordiant who has been involved in any way with either the Group or the sale and transfer hereunder for a period of two years following the Closing Date, other than by means of a recruitment advert in the trade or other press that is not directed specifically at such persons.



                                   Section 12
                      Assumption of Obligations under Lease

     The Purchaser shall [illegible] Cordiant's obligations under the Lease Agreement dated 20 January 2000 between Scholz & Friends London Limited, Clerkenwell Holdings Limited, and Cordiant (the "Lease") with effect from the Closing Date. In the event Clerkenwell Holdings Limited does not consent to such assumption of obligations, or otherwise refuses to release Cordiant from the guarantee given under the Lease, the Purchaser shall indemnify, or shall procure that the Company indemnifies, Cordiant from and against all and any liability under the Lease arising in respect of periods after the Closing Date. In the event that Cordiant makes payments to Clerkenwell Holdings Limited under the Lease, the Purchaser shall reimburse, or shall procure that the Company reimburses, these payments to Cordiant.



                                   Section 13
                         Cordiant Procurance Obligations

1. The Purchaser acknowledges that Network Atlas GmbH ("Atlas") does not have any liabilities to any member of the Group other than as disclosed on
     Schedule 13.1 (plus interest from the date of such Schedule) and to the extent any other liabilities exist, shall procure that they are waived. Cordiant confirms that no expenses incurred by Atlas in respect of Peter Schoning will be recharged to any member of the Group, notwithstanding any contract or agreement in existence to the contrary.

2. Cordiant will procure that Atlas sells its shareholding in United Visions TV & Film, Productions GmbH ("UVTV & Film") to the Company (or as the
     Company shall direct) for the sum of EURO 1, as soon as reasonably practicable following the Closing Date.

3. Cordiant and the Purchaser will procure that the current dispute between Scholz & Friends London Ltd and Healthworld UK Limited concerning the breach of a restrictive covenant shall be settled and that neither party shall have any claim or liability against the other in respect of the same.

4. Subject to any liability specifically imposed by this Agreement, (i) Cordiant will procure that all members of the Group are released from any liability (whether actual, potential or contingent) in respect of any indebtedness or liabilities of any member of the Cordiant Group ("Cordiant Indebtedness"); and (ii) the Purchaser shall procure that all members of the Cordiant Group are released from any liability (whether actual, potential or contingent) in respect of any indebtedness or liabilities of any member of the Group.

5. Cordiant undertakes to the Purchaser that the only liabilities of which it is aware as at the Signing Date of any member of the Group in respect of any Cordiant Indebtedness is as set out on Schedule 13.5.



                                   Section 14
                                  Miscellaneous

1. This Agreement supersedes and replaces any prior written or oral agreements among the Seller and the Purchaser regarding its subject matter.

2. Should any provision of this Agreement be ineffective or not workable or should this Agreement be incomplete, the effectiveness of this Agreement shall remain unaffected. In such event the ineffective/unworkable provision shall be deemed to be replaced by an effective and workable provision which comes as close as possible to the economic purpose of the ineffective or unworkable provision. The same applies should this Agreement be incomplete.

3.   Modifications  and  amendments of this  Agreement  shall be made in writing
     unless  law  requires  a  stricter  form,  especially   notarisation.   The
     requirement of written form for amendments may only be waived in writing.

4. This Agreement shall be governed by the laws of the Federal Republic of Germany.

5.   All Exhibits and Schedules are part of this Agreement.

6. The Parties shall treat this Agreement confidentially unless agreed otherwise in this Agreement or required by applicable law. Any disclosure to third parties with regard to the sale and purchase of the Shares, in particular any press releases and disclosure of information to the media, shall require the prior written approval of

     Cordiant.

Exhibits, Schedules and Appendices



Exhibit A                  Group Structure Chart

Exhibit B                  Management Protocol

Exhibit C                  Euro Loan Facility Agreement

Exhibit D                  GBP Term Loan Agreement



Schedule 2                 Option Waiver Agreements

Schedule 4.4               Additional Consideration Comparatives

Schedule 13.1              Atlas Indebtedness to Scholz & Friends

Schedule 13.5              Cordiant Indebtedness

On behalf of
Baumwall "7" Einhundertachtundachtzlgste Venualtungsgesellschaft mbH;


/s/ [illegible]
--------------------------------------
Name:








On behalf of
Electra European Fund (LP)




/s/ M. Wiedenfels
--------------------------------------
Name:  M. Wiedenfels








On behalf of
Bates Deutschland Holding GmbH;



/s/ RJ Humphries
--------------------------------------
Name:  RJ Humphries








On behalf of
Cordiant Communications Group plc



/s/ A. Boland
--------------------------------------
Name:  A. Boland

SCHEDULE 4.4

EBITA Calculation Schedule SCHOLZ & FRIENDS AG



I.   Comparative Income Statement for the year ended 31 December 2003


                                                                                                      (IAS-Figures)
                                                                                           2003               2002
                                                                                           TEUR               TEUR

1.  Revenue                                                                                                 68,973
2.  Changes in work in progress                                                                               -202
3.  Other operating income                                                                                   4,078
4.  Cost of sales                                                                                          -11,753
[illegible]
6.  Depreciation and amortisation expense                                                                  -16,128
7.  Other operating expenses                                                                               -19,381
8.  Income from investments                                                                                      0
9.  Income from associated companies                                                                            60
10. Other interest and similar income                                                                          336
11. Interest and similar expenses                                                                           -1,096
                                                                                    -----------        -----------
12. Result from ordinary operations                                                           0            -10,416
                                                                                    -----------        -----------
13. Income taxes - actual                                                                                      311
14. Income taxes - deferred                                                                                   -677
15. Other taxes                                                                                               -389
16. Minority interest                                                                                          -44
                                                                                    -----------        -----------
17. Net result for the period                                                                 0            -11,215
                                                                                    ===========        ===========



II.  Calculation of the key financial figure EBITA


    Result from ordinary operations (as shown in the income statement)                        0            -10,416
    Exceptional one-off Items (1)                                                             0                  0
                                                                                    -----------        -----------
    Result from ordinary operations after exceptional items                                   0            -10,418
    plus  Interest and similar expenses (as shown in the income statement)                    0              1,095
    less  Other interest and similar income (as shown in the income statement)                0               -336
                                                                                    -----------        -----------
    EBIT SCHOLZ & FRIENDS AG                                                                  0             -9,656

    plus  Goodwill amortisation (as shown in the notes)                                                     12,407
                                                                                    -----------        -----------
EBITA SCHOLZ & FRIENDS AG                                                                     0              2,751
                                                                                    -----------        -----------

(1) Exceptional one-off items as defined in the definition of EBITA in the Share Purchase Agreement attached hereto.
(2) If the acquisition of Couch Potatoes Fernsehproduktions GmbH will not be closed in 2003:
     - the reference value of the EBITA for 2003 of TEUR 6,500 should be adjusted by the prior year EBITA of Couch Potatoes and, hence, amounts to TEUR 3,700.
     - the reference value for the Revenue for 2003 of TEUR 70,000 should be adjusted by the prior year Revenue of Couch Potatoes and, hence, amounts to TEUR 81,400 (70.0-13.9+5.3)

EBITA Calculation Schedule SCHOLZ & FRIENDS AG


I.   Reconciliation of IAS Income Statement to Cordiant/UK GAPP


                                                                                                           TARGET (2)
                                                                                                      2003       2003        2002
                                                                                                      TEUR       TEUR        TEUR
                                                                                                  --------   ----------  --------
  Revenue according to IAS Income Statement                                                            0.0                   89.0
                                                                                                  --------   ----------  --------
  Prior Year Pro-Forma adjustment Net sales deepblue networks AG                                      -                       4.0
  Prior Year Pro-Forma adjustment Net sales Couch Potatoes Fernsehproduktions  GmbH                   -                      13.9
  Net balance of direct costs against revenue Couch Potatoes  Fernsehproduktions GmbH
   (accounts [illegible])                                                                                                    -5.3
  Net balance of direct costs against revenue UVE package (account [illegible] excl. account 5900)                           -5.3
  Net  balance of direct  costs  against  revenue  S&F Berlin  package  ([illegible]G sales S&F
   Agenda/Appel [illegible])                                                                                                 -0.6
  Net balance of direct  costs  against  revenue  S&F  Hamburg  package ([illegible]G sales S&F
   Hamburg/deepblue regarding [illegible])                                                                                   -1.0
  Non-consolidation of [illegible] GmbH as per April 2002                                                                    -0.7
  [illegible] revenue: different exchange rates (S&F International)                                   -                      -0.2

                                                                                                  --------   ----------  --------
  [illegible]
  Revenue according to Cordiant/UK GAAP Income Statement (FY 2002: based on [illegible])            0.0         70.0         74.4
                                                                                                  --------   ----------  --------


II.  Calculation of the key financial figure EBITA

                                                                                                  --------   ----------  --------
  EBITA according to IAS Income Statement                                                            0.0                    2.8
                                                                                                  --------   ----------  --------
  Prior Year Pro-Forma adjustment; EBITA deepblue networks AG                                                               0.2
  Prior Year Pro-Forma adjustment: EBITA Couch Potatoes Fernsehproduktions GmbH                                             2.8
  Non-consolidation of [illegible] GmbH as per April 2002                                                                  -0.1
  [illegible] 2002 severance costs, [illegible] in IM                                                                       0.5
  Vacant property provision S&F London, included in IAS but not included in IM                                              1.2
  Reclassification tax accrual S&F Berlin                                                                                  -0.4
  Bonus accrual according to UK GAAP higher by EUR 101k (S&F Neumark)                                                      -0.1
  Profit from sales of 30% S&F Madrid not under UK GAAP but under IAS (S&F Group)                                          -0.2
  Income from associates (included in EBITA according to IAS)                                                              -0.1
  Reverse of accruals for holiday pay shown under IAS but not in UK GAAP                                                   -0.1

                                                                                                  --------  ----------- -----------
  EBITA according to Cordiant/UK GAAP Income Statement (FY 2002: based on UBS IM)                    0.0    [illegible] [illegible]
                                                                                                  --------  ----------- -----------

(2) If the acquisition of Couch Potatoes Fernsehproduktions GmbH will not be closed in 2003:
     - the reference value of the EBITA for 2003 of TEUR 8,500 should be adjusted by the prior year EBITA of

                             Termination Agreement





                                    between



                         BATES Deutschland Holding GmbH
                           Hanauer LandstraBe 287-289
                                 60314 Frankfurt
                            (referred to as "BATES")

                                      and



                             Mr. Christian Tiedemann
                               Chausseestrasse 8/E
                                  10115 Berlin
                      (referred to as the "Waiving Party")

Preamble


The parties to this agreement (referred to as the "Termination Agreement") entered into an option agreement on 20 December 2001 (referred to as the "Option Agreement") according to which the Waiving Party was granted an option to purchase 214,599 fractional shares of SCHOLZ & FRIENDS AG (referred to as "S&F AG") from BATES.

The right to exercise these options commenced on 1 January 2002 and should end on 31 December 2011.

It is intended that BATES sells its entire shareholding in S&F AG in the context of a management buy-out transaction.

Accordingly, BATES will no longer be in a position to fulfill its obligations under the Option Agreement in the event that the Waiving Party would exercise the option to purchase shares.



Therefore the parties herewith agree on the following  termination of the Option
Agreement:



1.   Termination

     The Option Agreement shall be terminated with immediate effect. However, condition precedent for the termination of the Option Agreement is the conclusion and effectiveness of the share purchase agreement between by which the management buy-out transaction is executed. "Effectiveness" shall mean the effective and valid transfer of the shares ("dinglicher Obergang") BATES to Baumwal "7" Einhundertachrundachtzigste Verwaltungsgesellschaft mbH.

     For the avoidance of doubt, termination means that the parties herewith waive all right and obligations as agreed in the Option Agreement in particular, but not limited to the option granted to the Waiving Party to purchase 214,599 fractional shares of S&F AG from BATES.


2.   Costs

     The parties do not expect any costs, taxes or other expenses to be caused by the termination. If, however, costs, taxes or other expenses arise, each party will bear its own costs.


3.   Final provisions

     Any changes and supplements to this Termination Agreement, including a waiver to this written-form requirement, have to be made in writing.

     Should any provisions of this Termination Agreement be held or become invalid, this shall not affect the validity of the remaining provisions hereof. The invalid provision shall be replaced by a valid provision coming as close as possible to the economic purpose pursued by the parties. The same shall apply for any loophole of this Termination Agreement.

     This Termination Agreement is governed by the laws of the Federal Republic of Germany. Place of performance and place of jurisdiction shall be Berlin.




                                                       s/ Christian Tiedemann
---------------------------------                      -------------------------
BATES Deutschland Holding GmbH                         Christian Tiedemann

                              Termination Agreement





                                     between



                         BATES Deutschland Holding GmbH

                           Hanauer LandstraBe 287-289
                                 60314 Frankfurt
                            (referred to as "BATES")

                                       and



                               Mr. Peter Schoning
                                  Isestr. 125
                                  20149 Hamburg
                      (referred to as the "Waiving Party")

Preamble



The parties to this agreement (referred to as the "Termination Agreement") entered into an option agreement on 20 December 2001 (referred to as the "Option Agreement") according to which the Waiving Party was granted an option to purchase 214,599 fractional of SCHOLZ & FRIENDS AG (referred to as "S&F AG") from BATES.

The right to exercise these options commenced on 1 January 2002 and should end on 31 December 2011.

[illegible] in S&F AG in the context of a management buy-out transaction.

Accordingly, BATES will no longer be in a position to fulfil it obligations under the Option Agreement in the event that the Waiving Party would exercise the option to purchase shares.


Therefore the parties herewith agree on the following  termination of the Option
Agreement:


1.   Termination

     The Option Agreement shall be terminated with immediate effect. However, condition precedent for the termination of the Option Agreement is the conclusion and effectiveness of the share purchase agreement between by which the management buy-out transaction is executed. "Effectiveness" shall mean the effective and valid transfer of the shares ("dinglicher Ubergang") BATES to Baumwall"7" Einhunderrachtundachtzigste Verwaltungsgesellschaft mbH.

     For the avoidance of doubt, termination means that the parties herewith waive all rights and obligations as agreed the Option Agreement in particular, but not limited to the option granted to the Waiving Party to purchase 214,599 fractional shares of S&F AG from BATES.


2.   Costs

     The parties do not expect any costs, taxes or other expenses to be caused by the termination. If, however, costs, taxes or other expenses arise, each party will bear its own costs.


3.   Final provisions

     Any changes and supplements to this Termination Agreement, including a waiver to this written-form requirement, have to be made in writing.

     Should any provision of this Termination Agreement be held or become invalid, this shall not effect the validity of the remaining provisions hereof. The invalid provision shall be replaced by a valid provision coming as close as possible to the economic purpose pursued by the parties. The same shall apply for any loophole of this Termination Agreement.

     This Termination Agreement is governed by the laws of the Federal Republic of Germany. Place of performance and place of jurisdiction shall be Berlin.



Berlin, 06, June 2003



                                                     /s/ Peter Martin Schoning
---------------------------------                    -------------------------
BATES Deutschland Holding GmbH                       Peter Martin Schoning

                           DATED [illegible] June 2001

                                    Exhibit C

                           SCHOLZ & FRIENDS GROUP GMBH

                                   AS BORROWER






                                    AS LENDER






                     --------------------------------------

                                 LOAN AGREEMENT


                     --------------------------------------

THIS AGREEMENT is made on 1st June 2001

BETWEEN

(1) SCHOLZ & FRIENDS Group Gmbh, & German limited liability company registered in the Commercial Register of the Local Court of Hamburg under No. HRB 27884

     (the "Borrower"); and

(2) Cordiant Holdings GmbH, a German limited liability company registered in Germany (the "Lender"),

     IT IS AGREED as follows:



1.   GRANT OF THE FACILITY
     The Lender has granted to the Borrower a loan facility in an aggregate amount of EURO 6,000,000.00 (in words: Euro six million).

2.   REPAYMENT
     The Borrower shall repay this loan facility in yearly installments amounting to EURO 2,000,000.00 (in words: EURO two million) each. The instalments are due on October 1 of each year, starting on October 1, 2001 if the merger between NewCo AG and United Visions Entertainment AG has then already been registered in the relevant Commercial Registers of both companies. The schedlule of repayment is for the principal amount on the existing loan of EURO 6,000,000.00 and does not include intercompany trading, recharges or dividend payments which have to be paid in addition to the instalment amount above.

     Interim cash advances paid by the borrower to the lender will be used as temporary partial repayment of the outstanding principle and will be returned to the borrower provided that the borrower repays the facility as detailed above.

     For the avoidance of doubt, all other sums not covered by this Agreement or any other specific loan agreement owing from the Borrower to the Lender are repayable on demand.



3.   PAYMENT AND CALCULATION OF INTEREST

3.1  Payment of Interest

     The Borrower shall pay interest at a rate of 3 months BURIBOR plus a margin of 2%. Interest should be paid quarterly within 14 days at the invoice date. Interest will be calculated on the relevant basis as set out in Clause 3.2.

3.2  Calculation of interest

     The rate of interest will be calculated quarterly for the quarter ended 31 March, 30 June, 30 September and 31 December each year on a 360 day basis.

4.   PAYMENT TO THE LENDER

     On each date on which this Agreement requires an amount to be paid by the Borrower, the Borrower shall make the same available to the Lender for value on the due date at such time and in such funds and to such account with such bank as the Lender shall specify from time to time.

5.   No Set-off
     All payments required to be made by the Borrower hereunder be calculated without reference to any set-off counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

6.   Business Days

     6.1 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

     6.2 During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

7.   ASSIGNMENT AND TRANSFERS

7.1  Binding Agreement
     This Agreement shall be binding upon and [illegible] to the benefit of each party hereto and its or any subsequent successors and transferees.

7.2  No Assignments and Transfers by the Borrower
     The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

7.3  Assignments and Transfers by the Lender
     The Lender may, at any time, assign all or any of its rights and benefits under this Agreement or transfer all or any of its rights, benefits and obligations under this Agreement to any of its subsidiaries.

8.   CALCULATIONS AND EVIDENCE OF DEBT

8.1  Basis of Accrual
     Interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days or, in any case where market practice differs, in accordance with market practice and the actual number of days elapsed.

8.2  Evidence of Debt
     The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts owing to it hereunder.

8.3  Prima Facie Evidence
     In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause [illegible] 8.2 (Evidence of Debt) shall (save for manifest error) be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

9.   [illegible] Invalidity
     If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

10.  NOTICES

10.1 Communication in Writing
     Each communication to be made hereunder shall be made in writing and, unless [illegible].

10.2 Delivery
     Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

     10.2.1 if by way of fax (unless that other person has by fifteen days' notice specified another number) be made to such other person to the fax number identified with its signature below and shall be deemed to have been received when transmission has been completed; and

     10.2.2 if by way of letter (unless that other person has be fifteen days' notice specified another address) be delivered to that other person at the address identified with its signature below and shall be deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to its at that address.

11.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.  GOVERNING LAW AND JURISDICTION

     This Agreement is governed by, and shall be construed in accordance with, German law.

12.1 The courts of Germany have exclusive jurisdiction to hear and decide any action or proceedings which may rise in connection with this Agreement ("Proceedings") and, for this purpose, each party irrevocably submits to the jurisdiction of the courts Germany.

12.2 Process by which any Proceedings are begun in Germany may be served on the Borrower by being delivered in accordance with Clause 10 (Notices). Nothing contained in Clause 10 (Notices) affects the right to serve process in any other manner permitted by law.

12.3 This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text is to prevail.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES



/s/ [illegible]
-------------------------------
The Borrower

SCHOLZ & FRIENDS Group GmbH



-------------------------------
The Lender

Cordiant Holdings GmbH

                              AMENDMENT AGREEMENT

Between

(1) SCHOLZ & FRIENDS Group GmbH. a German limited liability company registered in the Commercial Register of the Local Court of Hamburg under No. HRB 27884

                                                    -hereinafter the "Borrower"-

and

(2) Cordiant Holdings GmbH, a German limited liability company registered in the Commercial Register of the Local Court of Frankfurt Am Main under No. HRB 37900

                                                      -hereinafter the "Lender"-

it is hereby agreed as follows:

On 1st June 2001 the parties have entered into an agreement pursuant to which the Lender has granted to the Borrower a loan facility in an aggregate amount of
(euro) 6,000,000.00 (the "Loan Agreement"). The current balance of the loan facility is (euro) 2,878,617.28 plus accrued interest. The parties now wish to amend the payment schedule of the loan.

1. The first paragraph of Section 2 of the Loan Agreement is hereby amended to the effect that the outstanding amount of the loan facility of currently
     (euro) 2,878,617.28 shall be repaid in two installments. The first installment in the amount of (euro) 818,617.28 shall be due and payable on 31st January 2005. The second installment the amount of (euro) 2,050,000.00 shall be due and payable on 30th June 2005.

2. All other provisions of the Loan Agreement shall remain in full force and effect and shall not be effected hereby.


Hamburg, 09, April 2003                                Frankfurt 14, Mar 2003



/s/ Christian Tiedemann                                /s/ [illegible]
------------------------------                         -------------------------
Scholz & Friends Group GmbH                            Cordiant Holdings GmbH
Christian Tiedemann

                                 DATE JUNE 2003

                                    Exhibit D

                         SCHOLZ & FRIENDS LONDON LIMITED

                                BATES UK LIMITED

                           SCHOLZ & FRIENDS GROUP GmbH






                               TERM LOAN AGREEMENT







                                   Macfarlanes
                                10 Norwich Street
                                 London EC4A 1BD

                                  CZL/2187896.2
                                   4 June 2003
                                     Draft 2

                              TERM LOAN AGREEMENT

DATE           June 2003

PARTIES

1 SCHOLZ & FRIENDS LONDON LIMITED (Registered No. 3398022) a limited liability company with its registered office at 121-141 Westbourne Terrace, London W2 6JR ("the Borrower");

2 BATES UK LIMITED (Registered No. 913184) a limited liability company with its registered office at 721-141 Westbourne Terrace, London W2 6JR ("the Lender"); and

3 SCHOLZ & FRIENDS GROUP GmbH a German company registered in the Commercial Register of [the Amstgericht Berlin Charlottenburg] under No. [*] with its office at [Inder Lokfabrik, Chausseestrasse 8/E, 10115 Berlin] ("the Guarantor").

IT IS AGREED as follows:

1              Grant of Term Loan

               Subject to the terms of this Agreement, the Lender hereby grants to the Borrower a term loan ("the Term Loan") in an aggregate maximum amount, subject to Clause 5.2, of (pound)3,250,000 ("the Limit").

2              Conditions Precedent

               This Agreement shall become effective ("the Effective Time") upon the Lender confirming that it has received, or having waived the requirement to receive, the following documents and evidence in form and substance satisfactory to it:

2.1 a certified copy of a board resolution of the Borrower authorising a named person to sign this Agreement and any documents to be delivered pursuant hereto and approving the execution, delivery and performance by the Borrower of this Agreement; and

2.2 an excerpt from the commercial register ("Handelsregisterauszug") with regard to the Guarantor and (unless the persons authorized to represent the Guarantor pursuant to such excerpt from the commercial register are signing on behalf of the Guarantor) a notarized power of attorney of the Guarantor, each dated no earlier than 10 days prior to receipt by the Lender authorizing a named person to sign this Agreement and any documents to be delivered pursuant hereto.

3              Utilisation of the Term Loan

3.1 At the Effective Time, the Borrower shall be deemed to have drawn an advance ("the Advance") under the Term Loan, which shall forthwith be applied to refinance such amount ("the Refinance Amount") of principal and interest owed to the Lender by the Borrower under the intercompany overdraft facility agreement

               (the "Overdraft Facility Agreement") dated 9 April 2003 and made between the Borrower, the Lender and Scholz & Friends Group GmbH.

3.2 Upon the refinancing referred to in Clause 3.1, the facility granted under the Overdraft Facility Agreement shall cease to be available to the Borrower and any amounts outstanding thereunder shall, notwithstanding the terms of the Overdraft Facility Agreement, be immediately due and payable. The Overdraft Facility Agreement shall be terminated upon repayment in full of all amounts outstanding thereunder.

3.3 The Term Loan shall only be (i) utilised for the purpose of refinancing the Refinancing Amount and (ii) drawn only by way of the Advance.

3.4 The amount of the Advance shall be determined by the Lender (in its discretion) as the amount necessary to refinance the Refinance Amount, provided that under no circumstances shall the Advance be greater than the Limit. The Lender shall notify the Borrower of the amount of the Advance following its determination.

3.5 The Borrower and the Guarantor hereby irrevocably authorise the Lender to apply the amount of the Advance to the credit of the Account and the repayment of the Refinance Amount.

4              Interest

4.1 The rate of interest payable by the Borrower on the Loan shall be 2% per annum over the base rate from time to time of HSBC Bank plc.

4.2 Interest shall accrue on a daily basis on the Loan. Interest shall be paid by the Borrower to the Lender on the last Business Day of each month (or, if later, the date falling 14 days after written demand therefor) in respect of interest accrued during that month.

5              Repayment, Prepayment and Reduction

5.1 The Borrower shall repay all amounts of principal and interest outstanding under the Term Loan in full on or before the earlier of (i) the date on which the Purchaser has acquired all the shares of the capital of the Borrower or otherwise gained access to the cash flow of the Borrower by way of an agreement in the meaning of Section 291 para. 1 of the German Stock Corporation Act or an integration of the Borrower in the meaning of Section 319 para. 1 of the German Stock Corporation Act and (ii) 31 December 2003.

5.2 Notwithstanding the provisions of Clause 5.1, the Borrower shall repay such amounts of the Loan in order to ensure that the Loan shall not, on and from each of the dates set out in the table below, exceed the amount set out opposite each such date; so that the amount of the Term Loan and the Limit are each reduced to such amounts on such dates and cancelled in full on the last of such dates:

                      Date                       Limit
                      31 July 2003               (pound)2,845,000
                      31 October 2003            (pound)1,699,000
                      31 December 2003           nil

5.3 The Borrower shall ensure that the Loan does not, at any time, exceed the Limit. In the event that the Loan is in excess of the Limit, the Borrower shall forthwith pay such excess amount to the Lender.

5.4            Any amounts repaid or prepaid shall not be redrawn.

6              Representations and Warranties

               Each of the Borrower and the Guarantor represents and warrants to the Lender that:

6.1 [illegible] incorporation and has full power to own its assets and carry on business wherever it owns assets or carries on business;

6.2 no event such as is specified in Clause 10 has occurred and remains unremedied;

6.3 it has power to enter into and perform this Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement; and

6.4            the  execution,  delivery and  performance of this Agreement will not contravene any law or regulation to which it is subject or any provision of its constitutional documents and all governmental or other consents requisite for such execution, delivery and performance are in full force and effect.

7              Taxes

               All payments to be made by the Borrower and the Guarantor hereunder shall be made free and clear of any set-off, counterclaim, deduction or withholding. If the Borrower or the Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been required to be made.

8              Change in Circumstances

               If by reason of the introduction of or any change in or in the interpretation of any law or regulation the Lender is liable to pay any tax (other than tax on the Lender's overall net income), levy, impost, duty, charge, expense or fee imposed on or calculated by reference to any sum received or receivable by it under this Agreement, the Borrower will on demand indemnify the Lender against such liability. Any determination by the Lender of the amount of any liability shall be conclusive and binding on the Borrower and the Guarantor for all purposes.

9              Guarantee

               9.1 The Guarantor irrevocably and unconditionally guarantees to the Lender the due and punctual observance and performance of all the terms and conditions and covenants on the part of the Borrower contained in this Agreement.

9.2 The Guarantor agrees to pay from time to time on demand by the Lender any and every sum or sums of money which the Borrower is at any time liable to pay to the Lender under or pursuant to this Agreement and which has become due and payable but has not been paid at the time such demand is made.

9.3 The Guarantor indemnifies the Lender on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

9.4 This guarantee is a continuing guarantee and will extend to the ultimate balance of [illegible] payable by the [illegible], regardless of any [illegible] payment or discharge in whole or in part. The obligations of the Guarantor hereunder will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations hereunder (without limitation and whether or not known to it or the Lender) including:

9.4.1 any time, waiver or consent granted to, or composition with, the Borrower or any other person;

9.4.2 the release of the Borrower under the terms of any composition or arrangement with any creditor thereof;

9.4.3 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

9.4.4 any amendment (however fundamental) or replacement of this Agreement;

9.4.5 any unenforceability, illegality or invalidity of any obligation of any person hereunder; or

9.4.6          any insolvency or similar proceedings.

9.5 Until all amounts which may be or become payable by the Borrower hereunder have been irrevocably paid in full, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations hereunder to be indemnified by the Borrower or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender.

10             Events of Default

               If any of the following events occurs and so long as it remains unremedied, the Lender may be notice to the Borrower declare the Loan, together with accrued interest, to be immediately due and repayable, whereupon such amounts shall be immediately repaid and the Term Loan cancelled: that is to say if:

10.1           the Borrower  fails to pay any sum due hereunder on the due date;
               or

10.2 any representation or warranty made by the Borrower or the Guarantor in or in connection with this Agreement or any certificate, statement or document delivered or made by the Borrower or the Guarantor pursuant hereto proves to have been incorrect or inaccurate when made; or

10.3 any indebtedness of the Borrower or the Guarantor for borrowed money becomes due and payable, or capable of being declared due and payable, prior to its specified maturity; or the Borrower or the Guarantor fails to repay any borrowed money when due or to pay any sum due to be paid by it under any guarantee; or

10.4 the Borrower or the Guarantor is unable or fails or admits its inability to pay its debts as they fall due or makes a general assignment for the benefit of, or a composition with, its creditors; or

10.5 a resolution is passed or a petition is presented in relation to the Borrower or the [illegible] of an administration order in respect of it; or

10.6 an encumbrancer takes possessions or a liquidator, receiver, administrative receiver or similar officer is appointed over all or any part of the undertaking or assets of the Borrower or the Guarantor or any liquidation, bankruptcy, insolvency, re-organisation or similar proceedings are instituted by or against the Borrower or the Guarantor in any jurisdiction, including, in the case of the Guarantor, a dismissal of a petition in bankruptcy for lack of assets (Abweisung mangels Masse); or

10.7 (a) the Purchaser ceases to own the legal and beneficial title to the Shares (as defined in the Share Purchase Agreement) or (b) the Borrower ceases to be a wholly owned subsidiary of the Guarantor.

11             Indemnity

               The Borrower shall indemnify the Lender against any damage, claim, cost, loss or expense incurred by the Lender as a result of default by the Borrower in the due payment of any sum due under this Agreement or any other breach by the Borrower of any of the provisions of this Agreement.

12             Benefit of Agreement

12.1 This Agreement shall bind and [illegible]ure to the benefit of each party hereto and their respective successors and assigns but neither the Borrower nor the Guarantor may assign or transfer its rights or obligations hereunder without the prior written consent of the Lender.

12.2 The Lender may assign or transfer all or any of its rights and/or obligations under this Agreement to any of its subsidiaries (and for this purpose may disclose to a potential assignee or transferee such information about the Borrower and the Guarantor and this Agreement as it thinks fit).

13             Set-off

               The  Lender  may  set-off  any  matured  obligation  due from the
               Borrower or the Guarantor hereunder against any matured obligation owed by the Lender to the Borrower or, as the case may be, the Guarantor. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

14             Notices

14.1 Each notice, request, demand or other document to be given or made hereunder shall be in writing, (i) if by way of letter (unless that party has by 15 days' notice specified another address), addressed to the relevant party at the address identified with its signature below or (ii) if by way of fax (unless that party has by 15 days' notice specified another number), be made to such party to the fax number identified with its signature below.

14.2 Any notice, request, demand or other communications to be given or made to the Borrower or, as the case may be, the Guarantor shall be deemed made (i) when [illegible] by facsimile transmission) or (ii) when left at the address mentioned above or ten days after posting addressed as required above (if given or made by letter).

15             Miscellaneous

15.1 "Account" means the bank account in the name of the Borrower held with HSBC Bank, The Cross, Gloucester, Gloucestershire GL1 2AP, sort code 40-22-09, account number 01630067.

15.2 "Business day" means a day (other than a Saturday or Sunday) on which banks generally are open for business in London.

15.3 "Loan" means the aggregate amount outstanding from time to time under the Term Loan.

15.4           "Purchaser"   means   Baumwall   "7"  Einhundertachtundachtzigste
               Verwaltungsgeselleschaft mbH.

15.5 "Share Purchase Agreement" means the share sale and purchase agreement dated on or about the date of this Agreement between, inter alia, the Lender as seller and the Purchaser.

15.6           "(pound)" and "sterling" denote the lawful currency of the United
               Kingdom.

15.7 All payments to be made by the Borrower and the Guarantor hereunder shall be made in sterling and in same day funds to and for account of the Lender at such account as it may have notified.

15.8 All sums falling due hereunder by way of interest shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.

15.9 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

16             Evidence of debt

16.1 The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts owing to it hereunder.

16.2 In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 16.1 shall (save for manifest error) be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

17             Partial invalidity

               If, at any time, any provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other [illegible].

18             Counterparts

               This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19             Law and jurisdiction

19.1           This Agreement shall be governed by English law.

19.2 The courts of England shall have exclusive jurisdiction to hear and decide any action or proceedings which may arise in connection with this Agreement ("Proceedings") and, for this purpose, each party irrevocably submits to the jurisdiction of the courts of England.

19.3 Process by which any Proceedings are begun in England may be served on the Borrower or, as the case may be, the Guarantor by being delivered in accordance with Clause 14. Nothing contained in Clause 14 affects the right to serve process in any other manner permitted by law.

19.4 Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

19.4.1 irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection herewith (which appointment the Borrower hereby irrevocably accepts); and

19.4.2 agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

20             Waiver

               The Lender hereby waives any Event of Default in respect of clause 10.7 of the Overdraft Facility Agreement which arises as a result of the transfer of the shares pursuant to the Share Purchase Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.



________________________________________
For and on behalf of the Borrower            )
SCHOLZ & FRIENDS LONDON                      )
LIMITED                                      )

Address:
        --------------------------------
        --------------------------------
        --------------------------------
Attn:   --------------------------------
Fax:    --------------------------------
Tel:    --------------------------------


________________________________________
For and on behalf of the Lender              )
BATES UK LIMITED                             )

Address:
        --------------------------------
        --------------------------------
        --------------------------------
Attn:   --------------------------------
Fax:    --------------------------------
Tel:    --------------------------------


________________________________________
For and on behalf of the Guarantor           )
SCHOLZ & FRIENDS GROUP GmbH                  )

Address:
        --------------------------------
        --------------------------------
        --------------------------------
Attn:   --------------------------------
Fax:    --------------------------------
Tel:    --------------------------------

                                                            [letterhead]








[ ] April 2003


Dear Sirs

[Ref.:]

As you are aware Cordiant Communications Group plc ("CCG") and Bates Deutschland Holding GmbH ("Bates") are currently considering a number of strategic options relating to the shares of Scholz & Friends AG ("Scholz") held by Bates (the "Shares") which may result in a sale of the Shares (the "Transaction").

We understand that as part of the Transaction process you, comprising Thomas Heilmann, Sebastian Turner, and Christian Tiedemann (collectively the "Management Team"), may wish to explore the possibility of making an offer for the Shares through a company to be formed by you or on your behalf ("Newco") and in conjunction with as yet unidentified providers of debt and equity finance ("MBO Financers") (an "MBO", and the proposal, the "MBO Proposal"). Also, as part of the Transaction process, CCG and its investment bankers, UBS Warburg ("UBS") may identify certain potential purchasers for the Shares ("Potential Purchasers") other than MBO Financers. Such Potential Purchasers and MBO Financers are collectively hereinafter referred to as "Investors".

A number of potential conflict issues may arise in the context of the Transaction and, on behalf of Bates and of CCG, we are writing to you with a view to ensuring that such issues shall from and after the date of this letter be managed in accordance with the terms of this letter.

1.   Legal and other obligations to Scholz

1.1 As employees employed by Scholz and as directors of Scholz, the members of the Management Team have a range of statutory, fiduciary and contractual obligations in respect of Scholz. Amongst other things, these include obligations:

     1.1.1 to act in good faith in the best interests of Scholz and not to misuse information;

     1.1.2 to avoid positions of conflict between your personal interests and [illegible] employment to your own advantage or otherwise for an improper purpose; and

     1.1.3 to continue to devote your full working-time and working-power to the discharge of your duties as employees and directors of Scholz.

1.2 The primary duty of the members of the Management Team remains to act in the best interests of Scholz at all times, and supporting the Transaction shall not deflect the members of the Management Team from the requirements of Scholz. The terms of this letter, and any consents granted by CCG under it, do not vary or lessen the legal and contractual duties that the members of the Management Team owe as directors and employees.

1.3 In accordance with the statutory duties of each of the members of the Management Team as representatives of Scholz the members of the Management Team shall procure with all diligence of a prudent businessman that the budgets and other financial information prepared in relation to Scholz will be prepared in good faith and will fairly represent the genuine prospects for Scholz.

1.4 It is understood that this paragraph 1 does not create any obligation or liability of the Management Team vis-a-vis CCG, Bates or any third party.

2.   Disclosure of Information to Investors

     The Management Team, CCG and Bates (individually, a "Party" and collectively, the "Parties") agree that in the given situation the Transaction is in the primary interest of CCG and Bates and at the same time in the best interest of Scholz. Therefore, the Parties will act in good faith in order to conclude the Transaction as soon as possible and to protect and respect their individual interests in the Transaction in a balanced manner. For that purpose the Parties agree upon the following rules of procedure for the process of submitting information on Scholz to potential investors:

2.1 No Party shall disclose, discuss or enable access to any confidential information relating to the business or affairs of Scholz to any person (including, without limitation, Investors, the Management Team, financiers or equity participants or proposed financiers or proposed equity participants) except:

     2.1.1  to any other Party and its advisers,  provided  that these  advisers
            are    [illegible]   or    contractual    obligation   to   maintain
            confidentiality with regard to any information communicated;

     2.1.2 to Agreed Investors (as defined in paragraph 2.4) and their advisers, subject to paragraph 2.4 to 2.10;

     2.1.3 as part of any process of gathering information required for a data room relating to the Transaction, provided that only (i) employees of Scholz and (ii) advisors who are under a statutory or contractual obligation to maintain confidentiality with regard to information obtained in the exercise of their professional functions will be involved in such process;

     2.1.4 in the ordinary course of business and where that business does not relate directly or indirectly to the Transaction, subject to the provisions of the second sentence of paragraph 3 hereof; or

     2.1.5 to the extent that disclosure of information is required by law or by the rules or regulations of any stock exchange or self-regulatory body.

2.2 Each member of the Management Team shall, for the duration of the Transaction process:

     2.2.1 report to CCG promptly on material developments within Scholz to the extent permitted under Sec. 93 para. 1 of the German Stock Corporation Act (AktG) and Sec. 14 para. 1 no. 2 German Securities Trade Act (WpHG);

     2.2.2 keep CCG regularly informed of progress in relation to the MBO Proposal by email on a weekly basis as long as such MBO Proposal is pursued by the Management Team.

2.3 For the duration of the Transaction process each member of the Management Team shall assist CCG to conduct and implement the Transaction in a timely and lawful manner in accordance with the terms of this letter and any applicable law or rules or regulations of any stock exchange or self-regulatory body, including making, to the extent permitted under Sec. 93 para. 1 of the German Stock Corporation Act (AktG) and Sec. 14 para. 1 no. 2 German Securities Trade Act (WphG), timely, full and accurate disclosure to CCG, to the best of the knowledge and ability of the respective member of the Management Team, of any matters of which the respective member of the Management Team is aware to be relevant to CCG or Scholz in considering, implementing or making a recommendation regarding the transaction. [illegible] pursuant to Sec. 328 German Civil Code (BGB) from all necessary external costs relating to the Transaction. It is understood, that CCG shall not be required to indemnify Scholz for or to bear any costs that relate to the MBO. Prior to incurring any such costs, Scholz shall inform CCG of the cost to be incurred and procure CCG's consent to proceed with the action it proposes to take that will cause it to incur such costs. It is further understood that prior to the signing of this letter agreement Scholz has incurred costs relating to the Transaction that it has informed CCG are in the approximate amount of 85,000 EUR. CCG shall promptly reimburse Scholz for such costs upon receipt of documentation supporting such costs.

2.4 CCG and the Management Team hereby authorize UBS Warburg to hand out the Information Memorandum compiled by UBS Warburg to Agreed Investors as defined hereafter.

     "Agreed Investors" shall mean the Investors listed in Schedule 2.4(a) to this letter (as approved by the resolution of the management board of Scholz attached to this letter as Schedule 2.4(b)) that have signed a confidentiality agreement with UBS or CCG substantially in the form of
     Schedule 2.4(c) to this letter pursuant to which Scholz is a third-party beneficiary in the meaning of or comparable to (depending on applicable law) Sec. 328 of the German Civil Code (Vertrag zugunsten Dritter) (the "Confidentiality Agreement"), provided that CCG confirms to Scholz that such Investor is interested in a possible acquisition of CCG's shareholding in Scholz and provided CCG confirms to Scholz that under applicable New York law, Scholz is a third-party beneficiary under the Confidentiality Agreement entered into by UBS with such Agreed Investor and under New York law has the same rights to enforce breaches of that agreement by the Agreed Investor that cause damage to Scholz as if it had been a signatory to such Confidentiality Agreement. Additions to the list of Investors included under Schedule 2.4(a) may be agreed between CCG and Scholz from time to time. A copy of each Confidentiality Agreement will be submitted to Scholz. With respect to Investors who are MBO Financiers, CCG shall grant permission for any such MBO Financer to engage in conversations directly with the Management Team in the event that the Confidentiality Agreement that such MBO Financer has entered into with either UBS or CCG contains a provision prohibiting direct conversations between such MBO Financer and the Management Team.

2.5 CCG and the Management Team agree that access to the data room assembled by the Management Team and to be opened at the offices of Haarmann Hemmelrath in Berlin (the "Data Room") and to meetings and discussions with the Management Team will be granted to an Agreed Investor.

2.6 Subject to 2.7 hereof, the Management Team will disclose all further written or verbal information (in addition to the information contained in the Information Memorandum and the Data Room) that may be requested by an Agreed Investor to CCG, provided that CCG confirms to Scholz that such Investor has submitted an indicative offer to acquire the Shares. CCG shall pass on this information to the Investors, provided that CCG shall have the right to decide in its sole discretion to what extent this information shall be passed on to Investors other than MBO Financers. It is understood that UBS intends to request Agreed Investors to submit such indicative offer, if any, within ten weeks from the end of their visit to the data room. It is understood that the Management Team is entitled to disclose further written or verbal information to MBO Financers or their advisors directly provided that the Management Team also discloses such information to CCG and UBS immediately after such disclosure to such MBO Financer(s) or their advisors.

2.7 If an Agreed Investor is a competitor of Scholz, the Management Team shall disclose customer contracts and employment agreements with the members of the management board and with senior employees ("Special Information") to such Investor if CCG confirms to Scholz that the Investor and CCG have agreed on all material terms of a share purchase agreement. CCG shall indemnify the Management Team from and against all liability to Scholz incurred as a result of the misuse of Special Information by the respective Investor in violation of the Confidentiality Agreement, provided that Scholz shall have asserted and pursued its claim for damages against such Investor resulting from such misappropriation in every economically and legally reasonable way. It is understood that Investors that are not competitors of Scholz will have access to Special Information during the data room review.

2.8 All information disclosed to Agreed Investors will also be submitted to CCG and UBS by way of admission to the data room and the ability of CCG and UBS to make copies of any and all documents contained in the data room. In the event that additional information is requested by Agreed Investors the provisions of paragraph 2.6 shall apply.

2.9 Any disclosure of confidential information to investors who are not Agreed Investors, including the content and timing of such disclosure, will in each case be jointly agreed by CCG and the Management Team. It is understood that the Parties may independently engage in preliminary talks with persons potentially interested in acquiring the Shares or in financing such acquisition, provided that no confidential information regarding Scholz and the Shares must be disclosed to such persons.

2.10 The members of the Management Team shall not intentionally misinform any Investor. If any member of the Management Team becomes aware of any inconsistency in the information it has provided, it must immediately notify the misinformed party and CCG.

3.   Confidentiality

     The Parties shall keep all details concerning the Transaction strictly confidential. This shall not apply to the extent that (i) disclosure of information is required by law or by the rules or regulations of any stock exchange or self-regulatory body, such as, without limitation, the UKLA, or
     (ii) customers of Scholz have to be informed about the status of the Transaction in order to protect the relationship to such customer, provided, however, that CCG is informed of such disclosure immediately afterwards.

4.   No representation

     CCG shall not intentionally misinform the members of the Management Team or any Investor. It is understood that CCG is not obliged to disclose to the Management Team any purchase prices offered by Investors.

5.   Shares of the Management Team

     5.1 The members of the Management Team who own shares of Scholz or have options to acquire shares of Scholz shall not enter into any purchase and sale agreement or similar contract regarding Scholz shares with any potential buyer of these shares or its advisers, lenders or other associated parties, without the prior written consent of CCG, nor shall members of the

          Management Team directly or indirectly acquire additional shares of Scholz, or procure that any third party do so.

     5.2 In the event a member of the Management Team breaches his obligation under Sec. 5.1, he shall be subject to a contractual penalty of EUR 500,000,000 without prejudice to any potential claims for damages, and, additionally, forfeiting his or her right to participate in incentivisation arrangements which may be proposed to the Management Team.

6.   Withdrawal

     CCG reserves the right to:

     6.1 reject any MBO Proposal and/or to not further consider an MBO at any time; and/or

     6.2  withdraw from the Transaction at any time.

     The Management Team reserves the right to withdraw from the MBO Proposal at any time.

7.   Other Matters

     7.1 References in this letter to the Management Team includes each member of the Management Team. The obligations of the Management Team in this letter are joint and several.

     7.2  In the event  individual  provisions of this letter  should,  in their entirety  or  partially,  be or become  invalid or  impracticable  the validity of the remaining provisions of the letter shall be unaffected. Instead of the invalid or impracticable provision such reasonable provision shall apply which corresponds as closely as legally possible to what the Parties - if they had considered the matter initially in light of such invalidity or impracticability - would have agreed according to the sense and purpose of this letter. It is explicitly understood and agreed by the Parties to this letter that none of the obligations and rights set forth herein shall be in conflict with the applicable German law, and as a result, a provision in conflict with German law is void without affecting the validity of the remainder of this letter.

     7.3  The  obligations   resulting  from  this  letter  will  end  upon  the
          occurrence of the first of the following events:

           - at closing of the Transaction,
           - in case of a withdrawal of CCG according to paragraph 6.2 or
           - on September 30th 2003.
          The parties will agree on an extension of the duration of this agreement, if needed.

     7.4 This letter shall be governed by and construed in accordance with German Law.


If you have any questions or wish to discuss any aspect of this letter, please do not hesitate to telephone.

Could you please confirm that you understand and accept the terms of this letter by signing and returning the enclosed duplicate copy.

Yours faithfully


We accept the terms of the above letter

          /s/ [illegible]
          -----------------------------
          /s/ [illegible]
          -----------------------------
          /s/ [illegible]
          -----------------------------

                                Schedule 2.4(a)

                                Agreed Investors


Havas
Interpublic Group
TBWA
Omnicom
Publicis Groupe SA

Electra Europe (MBO Financer)

     This shall in each case include all subsidiaries of the Agreed Investors.